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                                                                       EXHIBIT 8

LIST OF PRINCIPAL SUBSIDIARIES

- Niugini Mining Limited, incorporated under the laws of Papua New Guinea, became a 100% owned subsidiary of Lihir on February 2, 2000.

- Niugini Mining (Australia) Pty Limited, incorporated under the laws of Australia, is a 100% owned subsidiary of Niugini Mining Limited.

- Lihir Management Company Limited, incorporated under the laws of Papua New Guinea, became a 100% owned subsidiary of Lihir on 10 October 2006.

- Lihir Business Development Limited, incorporated under the laws of Papua New Guinea, is a 100% owned subsidiary of Lihir Management Company Limited.

- Lihir Services Australia Pty Limited, incorporated under the laws of Australia, became a 100% owned subsidiary of Lihir on 7 November 2005.